NEWS

For:	From:
Ladish Co., Inc.	Ladish Co., Inc.
5481 South Packard Avenue	5481 South Packard Avenue
Cudahy, WI 53110	Cudahy, WI 53110
Contact: Wayne E. Larsen	Contact: Wayne E. Larsen
414-747-2935	414-747-2935
414-747-2890 Fax	414-747-2890 Fax

Release date: 17 May 2006

Ladish Announces Long-Term Financing

Cudahy, WI—Ladish Co., Inc. (www.ladishco.com) (Nasdaq: LDSH) today announced that it has secured $40 million of long-term financing through the private placement of senior notes with a number of institutional investors. The senior notes bear interest at a rate of 6.14% per annum and have a maturity date of May 16, 2016. U.S. Bank and SPP Capital Partners, LLC acted as advisors to the Company on the private placement.

“The placement of $40 million of ten-year notes at a 6.14% interest rate provides us with attractively priced, long-term support to improve and grow our business,” says Wayne E. Larsen, Ladish’s CFO. “These notes combined with our revolving line of credit from a syndicate of lenders led by U.S. Bank allow us the flexibility to continue creating value for our shareholders through internal expansion and acquisitions.”

Ladish Co., Inc. is a leading producer of highly engineered, technically advanced metal components for the jet engine, aerospace and general industrial markets. Ladish is headquartered in Cudahy, Wisconsin with operations in Wisconsin, Oregon, Connecticut and Poland. Ladish common stock trades on Nasdaq under the symbol LDSH.

This release includes forward-looking statements that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in them. These risks and uncertainties include, but are not limited to, uncertainties in the company’s major markets, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and the effect of foreign currency fluctuations.

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